Exhibit 21.1

List of Company Subsidiaries

Venu Holding Corporation (“VENU”) has the following subsidiaries:

Subsidiary Name	VENU or Subsidiary Owner	Percentage Interest	Jurisdiction of Organization
Bourbon Brothers Holdings LLC (“BBH”)	VENU	100%	Colorado
Notes Live Real Estate, LLC (“NLRE”)	VENU	100%	Colorado
Hospitality Income & Asset, LLC	VENU	99%	Colorado
Notes Holding Company LLC (“NHC”)	VENU	100%	Colorado
Bourbon Brothers Licensing LLC	VENU	100%	Colorado
13141 BP, LLC	VENU	100%	Colorado
The Sunset Amphitheater LLC	VENU	10% (100% voting control)	Colorado
GA HIA, LLC	VENU	16% (100% voting control)	Colorado
Roth’s Seafood & Chophouse LLC	BBH	100%	Colorado
Notes Hospitality Collection LLC	BBH	100%	Colorado
Sunset Hospitality Collection LLC	NLRE	47% (100% voting control)	Colorado
Sunset at Mustang Creek LLC	NLRE	89% (100% voting control)	Colorado
Sunset at Broken Arrow LLC	NLRE	74% (100% voting control)	Colorado
Sunset Ground at Broken Arrow, LLC	NLRE	100%	Colorado
Sunset at McKinney LLC	NLRE	80%	Colorado
Sunset Ground at McKinney LLC	NLRE	100%	Colorado
Sunset Operations at McKinney LLC	NLRE	100%	Colorado
Sunset at El Paso, LLC	NLRE	100%	Colorado
Sunset Ground at El Paso LLC	NLRE	100%	Colorado
Sunset Operations at El Paso LLC	NLRE	100%	Colorado
13141 Notes LLC d/b/a Notes	NHC	100%	Colorado
Sunset Operations LLC	BBH	100%	Colorado
Bourbon Brothers Presents, LLC d/b/a Phil Long Music Hall at Bourbon Brothers	BBH	89%	Colorado
Bourbon Brothers Smokehouse and Tavern CS, LLC	BBH	100%	Colorado
Bourbon Brothers Smokehouse and Tavern GA LLC	BBH	100%	Georgia
Bourbon Brothers Presents GA LLC	BBH	100%	Georgia
Venu VIP Rides, LLC	VENU	50%	Colorado